EXHIBIT 99.1

    IVAX Reports Increased Revenues and Net Income for 2nd Quarter of 2003; 2Q2003 Net Revenues Up 22% to $343 Million, Net Income Up 30% to $41.3 Million

    MIAMI--(BUSINESS WIRE)--July 30, 2003--IVAX Corporation (AMEX:IVX) (LSE:IVX.L) reported second quarter 2003 net revenues of $343.0 million, a 22% increase over net revenues of $280.4 million in the second quarter of 2002; net income of $41.3 million, a 30% increase over net income of $31.7 million in the second quarter of 2002; and earnings per share of $.21 (including $.11 per share from discontinued operations), an increase of 31% over earnings per share of $.16 in the second quarter of 2002. For the first two quarters of 2003, net revenues were $660.7 million, net income, $70.3 million, or $.36 per share; compared to net revenues of $552.6 million, net income, $55.2 million, or $.28 per share for the first two quarters of 2002, increases of 20%, 27% and 29% respectively.
    Commenting on the second quarter's results, Neil Flanzraich, vice chairman and president of IVAX Corporation said, "Driving our second quarter results were increases in revenues from our North American, European and Latin American operations. In Europe and North America, revenues increased by 26%. Latin American revenues showed a 4% growth over revenues in the second quarter 2002 and a 19% increase over revenues from the first quarter 2003. The results of the first and second quarters of 2003 indicate continuing, robust growth in our business."
    During the second quarter, IVAX received the first of a series of payments from B. Braun Melsungen AG, under a number of agreements, for certain patent and product rights and for settlement of litigation. The net present value of these payments is $22.2 million after expenses, fees, and taxes, or $.11 per share. In accordance with current accounting rules, all of this income has been accounted for in this quarter as earnings from discontinued operations because the agreements originated from a relationship that began with the sale of a former IVAX business.
    "Our anticipation of these B. Braun payments," Mr. Flanzraich said, "allowed IVAX to accelerate spending to build our business. Of course, these expenditures decreased income from continuing operations in the quarter but we believe that they will increase future revenues and profits. We increased spending on IVAX' recently acquired facility to manufacture active pharmaceutical ingredients (API's) in Puerto Rico to bring it up to IVAX' standards, as well as on our R&D program, and our marketing and sales efforts for branded products in the United States and France. We also incurred a one-time expense for a lump-sum retirement payment to Isaac Kaye, the former Chairman of IVAX Pharmaceuticals, UK, who retired in June 2003."
    IVAX expects to benefit during the rest of the year and into 2004 from:

            -- Increased capacity at IVAX' finished product and API facilities will help meet the strong, growing demand for its products. By supplying API's from its own plants, it will also lower cost of goods and increase operating margins.

            -- IVAX' recently announced transaction with 3M gives IVAX additional, profitable, branded asthma products and additional, experienced marketing and sales infrastructure in nine European countries. This will rapidly increase IVAX' presence in Europe, and give it a broader platform from which to sell other products. IVAX expects the products and infrastructure it acquired to increase its sales and profitability in Europe; and to increase efficiencies and provide synergies in the utilization of infrastructures in the U.K. and France, to further increase profitability.

            -- IVAX expects the European approval and launch of paclitaxel for its primary cancer indications. Currently, Bristol Meyers is the sole provider of this product in Europe and its prices there are considerably higher than in the U.S.

            -- IVAX' strong business in Latin America should benefit from improving economic conditions as well as from the launches of new products and greater operating efficiencies.

            -- In the U.S., IVAX' asthma drug, QVAR(R), is being marketed as the ideal product for treating lower airway disease and continues to gain market share. Additionally, IVAX anticipates the approval of its NDA on Volare(TM), a chlorofluorocarbon-free formulation of albuterol in a metered-dose inhaler, used as a "rescue" medication for asthma.

            -- So many of IVAX' proprietary drug candidates are progressing well in advanced clinical development that IVAX feels the need to focus, and has accordingly undertaken to out-license some of these products. Such arrangements may result in upfront and milestone payments, even before the products reach market, and later in royalty payments. These arrangements would also have the effect of reducing IVAX' R&D costs. IVAX also expects to receive additional payments from its existing collaborations. The present value of this pipeline is considerable and growing, and will in time be reflected in the price of IVAX' shares.

            -- IVAX expects to file several additional generic applications with the FDA before the end of the year, adding to a pipeline that currently has 39 generic applications pending. Furthermore, IVAX anticipates significant additions to this pipeline from previously announced and new partnerships with other companies. IVAX anticipates launches of generic versions of important brand products during the balance of 2003 and 2004. These include products with great potential for IVAX, but may depend on success with on-going litigation.

    "We look forward to reporting on the impact of these developments and the growing demand for our products on future sales and earnings," concluded Mr. Flanzraich.
    IVAX will host a conference call and simultaneous webcast at 10 a.m. Eastern (Miami) Time today to discuss first quarter results and other topics. Interested parties can access the conference call by dialing 1-888-428-4469 from anywhere in the U.S. or by dialing 612-332-0345 from non-U.S. locations. To register and access the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10:00 a.m. conference call. Click on the website link on the IVAX home page to register and download or install any necessary software.
    Replays of the conference call will be available starting at approximately 1:30 p.m. on July 30th and will continue through August 6th. To listen to the replay, dial 800-475-6701 and enter the ID # 693484. Replays of the webcast via IVAX' website will be available from July 30th through August 6th.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and abroad.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequentially, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, that increased expenditures may not increase our future revenues and profits; that production from API Industries may not increase and may not keep pace with growth in demand for our generics or provide a lower cost of goods sold or increased operating margins; that our increased presence in Europe may not increase our sales and profitability or give us a broader platform for our products; that efficiency and synergies in the U.K. and France may not increase our profitability; that economic conditions in Latin America may not improve; that IVAX may not enter into new product collaboration and license agreements, receive upfront, milestone or royalty payments from such agreements, or receive additional payments from existing agreements; that IVAX may not receive approval for, or launch, its paclitaxel product in Europe; that IVAX may not receive approval for Volare(TM); that demand for our products may not increase; that political and economic instability in some countries in which we conduct our business, particularly Latin American countries, may adversely affect the revenue our foreign operations generate; that IVAX has in the past and may in the future experience difficulties in obtaining raw materials necessary for the production of IVAX' products on commercially reasonable terms or at all; that clinical trials and studies for products and compounds under development may not be commenced, may take longer than anticipated, may fail, may not achieve the expected results or effectiveness and may not generate the data that would support the approval or marketing of these products for the indications being studied or for other indications; that the compounds and products in IVAX' research pipeline will not be successfully developed, will not receive regulatory approval, will not be successfully commercialized or will not be reflected in the price of our shares; the uncertainties related to the timing or outcome of product development; that IVAX may not file new ANDAs during 2003 or add to our pipeline from our R&D or collaborations. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors, competitive product development, product availability, current and future branded and generic competition for the company's products, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, trade buying patterns, exchange rate fluctuations, patent positions and the timing and outcome of legal proceedings, among other things. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                   IVAX Corporation and Subsidiaries
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                                Three Months           Six Months
Period Ended June 30,         2003        2002       2003      2002
(In thousands, except per  ----------- ----------- --------- ---------
 share data)

Net revenues                 $342,985    $280,406  $660,678  $552,628
Cost of sales                 192,033     149,843   363,583   300,090
                           ----------- ----------- --------- ---------
   Gross profit               150,952     130,563   297,095   252,538
                           ----------- ----------- --------- ---------
Operating expenses:
   Selling                     52,458      43,701    98,053    85,847
   General and
    administrative             31,279      27,368    56,347    54,634
   Research and development    25,065      18,330    45,486    37,384
   Amortization of
    intangible assets           5,315       3,918     9,806     6,932
   Restructuring costs            317       1,794       780     2,282
                           ----------- ----------- --------- ---------
       Total operating
        expenses              114,434      95,111   210,472   187,079
                           ----------- ----------- --------- ---------
Income from operations         36,518      35,452    86,623    65,459
       Total other (expense)
        income, net           (10,087)     10,068   (14,179)    5,079
                           ----------- ----------- --------- ---------
Income before income taxes
 and minority interest         26,431      45,520    72,444    70,538
Provision for income taxes      7,378      13,766    24,484    19,578
                           ----------- ----------- --------- ---------
Income before minority
 interest                      19,053      31,754    47,960    50,960
Minority interest                  33         (32)      111        62
                           ----------- ----------- --------- ---------
Income from continuing
 operations                    19,086      31,722    48,071    51,022
Income from discontinued
 operations, net of tax of
 $12,763                       22,204           -    22,204         -
Cumulative effect of
 accounting change                  -           -         -     4,161
                           ----------- ----------- --------- ---------
Net income                    $41,290     $31,722   $70,275   $55,183
                           =========== =========== ========= =========

Basic earnings per common
 share:
   Continuing operations        $0.10       $0.16     $0.25     $0.26
   Discontinued operations      $0.11       $   -     $0.11     $   -
   Cumulative effect of
    accounting change           $   -       $   -     $   -     $0.02
                           ----------- ----------- --------- ---------
   Net income                   $0.21       $0.16     $0.36     $0.28
                           =========== =========== ========= =========

Diluted earnings per common
 share:
   Continuing operations        $0.10       $0.16     $0.25     $0.26
   Discontinued operations      $0.11       $   -     $0.11     $   -
   Cumulative effect of
    accounting change           $   -       $   -     $   -     $0.02
                           ----------- ----------- --------- ---------
   Net income                   $0.21       $0.16     $0.36     $0.28
                           =========== =========== ========= =========

Weighted average number of
 common shares outstanding:
  Basic                       195,163     195,083   195,066   195,642
                           =========== =========== ========= =========
  Diluted                     198,503     196,998   197,578   198,128
                           =========== =========== ========= =========


                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                           June 30,     December 31,
                                             2003           2002
                                         -------------  -------------
(In thousands)                            (Unaudited)

Assets
------
Cash and cash equivalents                    $185,955       $155,408
Marketable securities, short-term               2,101         28,873
Other current assets                          699,077        696,936
Property, plant and equipment, net            453,102        420,246
Other assets                                  786,485        746,296
                                         -------------  -------------
   Total assets                            $2,126,720     $2,047,759
                                         =============  =============

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt             $37,289        $28,617
Other current liabilities                     398,134        405,446
Long-term debt                                819,510        872,339
Other long-term liabilities                    55,251         46,115
Minority interest                              12,608         10,379
Shareholders' equity                          803,928        684,863
                                         -------------  -------------
   Total liabilities and shareholders'
    equity                                 $2,126,720     $2,047,759
                                         =============  =============


                   IVAX Corporation and Subsidiaries


 Reportable Segment Data
    (Unaudited)


 Period Ended June 30,            Three Months         Six Months
 In thousands                    2003      2002      2003      2002
                               --------- --------- --------- ---------

 North America
    External sales             $142,436  $111,546  $288,799  $214,507
    Intersegment sales              178       276       462       552
    Other revenues                6,954     7,124    17,080    14,860
                               --------- --------- --------- ---------
    Net revenues - North
     America                    149,568   118,946   306,341   229,919
                               --------- --------- --------- ---------

 Europe
    External sales              105,107    80,906   198,810   166,189
    Intersegment sales           14,546    15,516    27,941    29,905
    Other revenues               12,513     8,651    17,642    17,191
                               --------- --------- --------- ---------
    Net revenues - Europe       132,166   105,073   244,393   213,285
                               --------- --------- --------- ---------

 Latin America
    External sales               60,458    57,726   111,081   116,503
    Other revenues                  132       430       259       830
                               --------- --------- --------- ---------
    Net revenues - Latin
     America                     60,590    58,156   111,340   117,333
                               --------- --------- --------- ---------

 Corporate & other
    External sales               13,768    12,928    24,815    20,208
    Intersegment sales          (14,724)  (15,792)  (28,403)  (30,457)
    Other revenues                1,617     1,095     2,192     2,340
                               --------- --------- --------- ---------
    Net revenues - Corporate &
     other                          661    (1,769)   (1,396)   (7,909)
                               --------- --------- --------- ---------

                               --------- --------- --------- ---------
 Consolidated net revenues     $342,985  $280,406  $660,678  $552,628
                               ========= ========= ========= =========

    CONTACT: IVAX Corporation
             Thomas Beier, 305-575-6563
             or
             David Malina, 305-575-6043